                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             ALLEGHANY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                             ALLEGHANY CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                             ALLEGHANY CORPORATION
                               PARK AVENUE PLAZA
                            NEW YORK, NEW YORK 10055

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 22, 1994 AT 2:00 P.M., LOCAL TIME
                               ------------------

                            CORPORATION TRUST CENTER
                               1209 ORANGE STREET
                              WILMINGTON, DELAWARE

     Notice is hereby given that the 1994 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, on Friday, April 22, 1994 at 2:00 p.m., local time, for the following purposes:

     1. To elect three directors for terms expiring in 1997.

     2. To consider and take action upon a proposal to approve the Company's Amended and Restated Directors' Stock Option Plan.

     3. To consider and take action upon a proposal to ratify the selection of KPMG Peat Marwick, independent certified public accountants, as auditors for the Company for the year 1994.

     4. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

     Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

     The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the meeting in person.

                                        By order of the Board of Directors

                                                  JOHN E. CONWAY

                                      Vice President, Secretary and Treasurer
March 28, 1994

                             ALLEGHANY CORPORATION
                               PARK AVENUE PLAZA
                            NEW YORK, NEW YORK 10055

                                PROXY STATEMENT

                               ------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1994

                               ------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 1994 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 28, 1994.

     The Board of Directors has fixed the close of business on March 1, 1994 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 1994 Annual Meeting.

     On March 1, 1994, there were outstanding and entitled to vote 6,626,610 shares of Common Stock. The number of shares of Common Stock as of March 1, 1994, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 26, 1994 to stockholders of record at the close of business on April 1, 1994.

PRINCIPAL STOCKHOLDERS

     As of March 1, 1994, approximately 38.9 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr. and their sisters, Grace Kirby Culbertson and Ann Kirby Kirby, primarily through a number of family trusts.

- ---------------

* See Note (4) on page 3.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1994 of certain persons believed by the Company to be the beneficial owners of more than 5 percent of such class of securities.

                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                        -------------------------------------------------------------------
                          SOLE VOTING          SHARED VOTING
    NAME AND ADDRESS     POWER AND SOLE     POWER AND/OR SHARED                    PERCENT
  OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER        TOTAL         OF CLASS
- ----------------------------------------    -------------------     --------       --------
F.M. Kirby..............      270,992              586,872           857,864(1)      12.9
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr. ....      633,363                   --           633,363(2)       9.5
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby
  Culbertson............      130,301              248,920           379,221(3)       5.7
  Blue Mill Road
  Morristown, NJ 07960
Ann Kirby Kirby.........      317,881              392,786           710,667(4)      10.7
  c/o Carter,
  Ledyard & Milburn
  2 Wall Street
  New York, NY 10005
Southeastern Asset
  Management, Inc.......          (5)                  (5)           634,212(5)       9.6
  860 Ridgelake
  Boulevard
  Suite 301
  Memphis, TN 38120
Neuberger & Berman......      254,000              510,478           510,478(6)       7.7
  605 Third Avenue
  New York, NY 10158

- ---------------
(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 399,316 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 187,556 shares held by trusts for the benefit of his children and his children's descendants as to which Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 160,648 shares directly.

(2) Includes 110,919 shares of Common Stock held by the children of Allan P. Kirby, Jr. as to which Mr. Kirby holds an irrevocable power of attorney; 305,655 shares held by a trust of which Mr. Kirby is co-trustee and beneficiary; and 6,094 shares issuable under stock options granted pursuant to the Directors' Stock Option Plan (the predecessor of the Amended and Restated Directors' Stock Option Plan discussed below). Mr. Kirby disclaims beneficial ownership of the Common Stock held by his children. Mr. Kirby held 210,695 shares directly.

(3) Includes 38,700 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 130,301 shares directly.

(4) Ann Kirby Kirby has disclaimed being a controlling person or member of a controlling group with respect to the Company, and has declined to supply information with respect to her ownership of Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1993 by Old Alleghany or the Company; if Mrs. Kirby continued to hold the 710,667 shares together with all stock dividends received in consequence through the date hereof, her beneficial ownership would have increased by 138,641 shares. The Company has not received any reports from Mrs. Kirby regarding changes in her ownership of the Company's Common Stock; therefore, it does not know whether she has beneficially owned more than ten percent of its Common Stock since January 1, 1993 nor whether she was required to file such reports with the Securities and Exchange Commission, the New York Stock Exchange and the Company pursuant to the rules governing the reporting of securities transactions by directors, officers and ten-percent stockholders.

(5) According to an amendment dated February 11, 1994 to a Schedule 13G statement filed by Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor, Southeastern had sole voting power over 466,941 shares, shared voting power over 129,738 shares and no voting power over 37,533 shares, for a total of 634,212 shares. Its dispositive power with respect to such shares was reported as follows: sole dispositive power over 503,393 shares, shared dispositive power over 129,738 shares and no dispositive power over 1,081 shares. O. Mason Hawkins, Chairman of the Board and President of Southeastern, joined in the filing of Southeastern's amendment to its Schedule 13G statement in the event that he could be deemed to be a controlling person of Southeastern as a result of his official positions with Southeastern or ownership of its voting securities. Mr. Hawkins expressly disclaimed such control. Southeastern's amendment to its Schedule 13G statement indicated that all shares set forth therein were owned legally by clients of Southeastern and no such shares were owned directly or indirectly by Southeastern or Mr. Hawkins, both of whom disclaimed beneficial ownership of such shares. The statement also indicated that some or all of the 129,738 shares over which Southeastern had shared voting and dispositive power were owned by two separate series of Southeastern Asset Management Funds Trust, an open-end management investment company registered under the Investment Company Act of 1940, as amended. Neither series owned 5 percent or more of these securities.

(6) According to a Schedule 13G statement filed by Neuberger & Berman, a broker-dealer and investment advisor, which statement was most recently amended on January 31, 1994, Neuberger & Berman had sole voting power over 254,000 shares and shared dispositive power over 510,478 shares, which number included those shares over which it had sole voting power. The statement indicated that Neuberger & Berman was deemed to be a beneficial owner since it has the power to make investment decisions over securities for many unrelated clients, but it disclaimed any economic interest in such securities, stating that its clients were the actual owners of the securities and had the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. None of these clients had an interest that related to 5 percent or more of these securities. The statement also indicated that the shares reported therein as being beneficially owned did not include 39,328 shares owned by partners of Neuberger & Berman in their own personal securities accounts.

                           1.  ELECTION OF DIRECTORS

     Pursuant to the Company's certificate of incorporation and by-laws, the Board of Directors is divided into three separate classes of directors, which are required to be as nearly equal as practicable. At each annual meeting of stockholders, one class of directors is elected to a term of three years. On June 16, 1992, the Board of Directors, pursuant to the Company's certificate of incorporation and by-laws, approved an increase in the total number of directors from seven to nine.

     John J. Burns, Jr., Dan R. Carmichael and William K. Lavin have been nominated by the Board of Directors for election as directors at the 1994 Annual Meeting, each to serve for a term of three years, until the 1997 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Mr. Burns was last elected by stockholders of the Company at their Annual Meeting on April 26, 1991. Mr. Carmichael was elected by the Board of Directors effective October 19, 1993 for a term expiring in 1994, filling a vacancy resulting from the resignation in July 1993 of Thomas S. Johnson, a director of the Company since 1992. (Mr. Johnson became Chief Executive Officer of Green Point Savings Bank and, due to regulatory restrictions applicable to depository institutions, could no longer serve as a director of the Company.) Mr. Lavin was elected by the Board of Directors effective September 15, 1992 to fill a vacancy resulting from the increase in the number of directors of the Company.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1994 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 1995 or 1996.

                                   -------------------
Nominee for Election:                                       President, Alleghany Corporation; director,
John J. Burns, Jr.                                          Armco Inc., Chicago Title and Trust Company,
Age 62                                                      Chicago Title Insurance Company, Sacramento
Director since 1968                     (PHOTO)             Savings Bank, Mineral Holdings Inc., World
                                                            Minerals Inc., and URC Holdings Corp. and its
                                                            subsidiaries. Chairman of the Nominating Com-
                                                            mittee and member of the Executive Committee.
                                   -------------------

                                   -------------------

Nominee for Election:                                       President and Chief Executive Officer and
Dan R. Carmichael                        (PHOTO)            director, Anthem P&C Holdings, Inc.
Age 49                                                      (insurance).
Director since 1993

                                   -------------------

                                   -------------------

Nominee for Election:                                       Chairman of the Board and Chief Executive
William K. Lavin                         (PHOTO)            Officer, Woolworth Corporation (retailing).
Age 49                                                      Chairman of the Audit Committee and member of
Director since 1992                                         the Compensation Committee.

                                   -------------------

                                   -------------------

Allan P. Kirby, Jr.                                         President, Liberty Square, Inc.
Age 62                                                      (investments); management of family and
Director since 1963                      (PHOTO)            personal affairs; director, Chicago Title and
Term expires in 1995                                        Trust Company and Chicago Title Insurance
                                                            Company. Chairman of the Executive Committee.

                                   -------------------

                                   -------------------

John E. Tobin                                               Retired Partner, law firm of Dorsey &
Age 70                                   (PHOTO)            Whitney. Member of the Executive and Audit
Director since 1968                                         Committees.
Term expires in 1995

                                   -------------------

                                   -------------------

James F. Will                                               President and Chief Executive Officer and
Age 55                                  (PHOTO)             director, Armco Inc. (steel manufacturing and
Director since 1992                                         metals processing). Member of the Audit
Term expires in 1995                                        Committee.

                                   -------------------

                                   -------------------

F.M. Kirby                                                  Chairman of the Board, Alleghany Corporation;
Age 74                                  (PHOTO)             director, Sacramento Savings Bank and World
Director since 1958                                         Minerals Inc. Member of the Executive
Term expires in 1996                                        Committee.

                                   -------------------

                                   -------------------

Paul F. Woodberry                                           Financial Consultant; director, Sacramento
Age 66                                  (PHOTO)             Savings Bank, BF Enterprises, Inc., World
Director since 1979                                         Minerals Inc. and one of its subsidiaries,
Term expires in 1996                                        and URC Holdings Corp. and its subsidiaries.

                                   -------------------

                                   -------------------

S. Arnold Zimmerman                                         Retired Senior Vice President, General
Age 74                                  (PHOTO)             Counsel and Secretary, Avon Products, Inc.
Director since 1971                                         (beauty products). Chairman of the
Term expires in 1996                                        Compensation Committee and member of the
                                                            Nominating Committee.

                                   -------------------

     All of the foregoing persons have had the principal occupations indicated throughout the last five years (or have retired from the principal occupations indicated), except as follows. Mr. Carmichael became President and Chief Executive Officer of Anthem P&C Holdings, Inc. (and Chairman of its subsidiary The Shelby Insurance Company) on February 1, 1993; prior thereto, he was President and Chief Executive Officer of The Shelby Insurance Company. The Shelby Insurance Company was owned by the Company from 1986 through 1991. Mr. Lavin became Chairman of the Board and Chief Executive Officer of Woolworth Corporation effective July 1, 1993; he served as Executive Vice

President -- Finance and Administration and Chief Financial Officer from May 1991 to June 30, 1993 and as Executive Vice President -- Finance and Chief Financial Officer prior thereto. Mr. Will joined Armco Inc. on April 24, 1992 as President and Chief Operating Officer upon the merger of a wholly owned subsidiary of Armco Inc. and Cyclops Industries, Inc., and became President and Chief Executive Officer effective January 1, 1994. Prior to April 24, 1992, Mr. Will was employed by Cyclops Industries, Inc. (steel manufacturing) as President and Chief Executive Officer. Mr. Woodberry's principal occupation prior to his becoming a financial consultant in February 1991 was Executive Vice President and Chief Financial Officer of BF Enterprises, Inc. (real estate), a position in which Mr. Woodberry continues to serve.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers, and are among the principal stockholders of the Company.

     The Board of Directors held eight meetings in 1993. Each director attended more than 75 percent of the meetings of the Board of Directors held during the period of his service in 1993. Each director attended 100 percent of the meetings of the committees of the Board on which he served that were held during the period of his service in 1993.

     The Executive Committee may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to and reviewed by the Board of Directors.

     The Audit Committee of the Board of Directors reviews and makes reports and recommendations to the Board of Directors with respect to the selection of the independent auditors of the Company and its subsidiaries, the arrangements for and the scope of the audits to be performed by them, and the internal audit activities, accounting procedures and controls of the Company and its subsidiaries, and reviews the annual consolidated financial statements of the Company and its subsidiaries. This committee held three meetings in 1993.

     The Compensation Committee of the Board of Directors reviews the annual recommendations of the chief executive officer and the Chairman of the Board concerning the compensation of officers of the Company and of certain of the most highly paid employees of its division and makes recommendations to the Board of Directors with respect thereto; and reviews the annual adjustments proposed to be made to the compensation of certain of the most highly paid officers of the Company's subsidiaries, reports to the Board of Directors with respect thereto, and makes such recommendations to the Board of Directors with respect thereto as the committee may deem appropriate.

This committee, which held one meeting in 1993, also administers the Company's 1983 Long-Term Incentive Plan (under which the right to make awards of incentive compensation terminated on December 31, 1992) and the Company's 1993 Long-Term Incentive Plan.

     The Nominating Committee of the Board of Directors screens candidates and makes recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. This committee held one meeting in 1993.

     The following table sets forth the beneficial ownership of Common Stock as of March 1, 1994 of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table below.

                                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                             -----------------------------------------------------------------
                               SOLE VOTING        SHARED VOTING
                                POWER AND         POWER AND/OR
         NAME OF             SOLE INVESTMENT    SHARED INVESTMENT                     PERCENT
     BENEFICIAL OWNER             POWER               POWER           TOTAL           OF CLASS
- --------------------------   ---------------    -----------------    -------          --------
John J. Burns, Jr.........        17,033                  --          17,890(1)          0.27
Dan R. Carmichael.........            --                 584             584                *
William K. Lavin..........           204                  --             204                *
Allan P. Kirby, Jr........       633,363                  --         633,363(2)          9.55
John E. Tobin.............         7,259                  --           7,259(3)          0.11
James F. Will.............            --                  --              --                *
F.M. Kirby................       270,992             586,872         857,864(4)         12.95
Paul F. Woodberry.........         6,094              13,179          19,273(3)          0.29
S. Arnold Zimmerman.......         5,089                  --           5,089(3)          0.08
David B. Cuming...........        19,987                  --          19,987             0.30
Richard P. Toft...........         3,974                  --           3,974             0.06
Theodore E. Somerville....         9,725                  --           9,725             0.15

- ---------------
 *  Represents less than 0.01 percent of the outstanding Common Stock.

(1) Includes 857 shares of Common Stock owned by Mr. Burns's wife or held by her as custodian for their daughter. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(2) See Note (2) on page 3.

(3) Includes 6,094 shares of Common Stock in the case of Messrs. Woodberry and Tobin, and 3,864 shares of Common Stock in the case of Mr. Zimmerman, issuable under stock options granted pursuant to the Directors' Stock Option Plan (the predecessor of the Amended and Restated Directors' Stock Option Plan discussed below).

(4) See Note (1) on page 2.

     All directors and executive officers as a group (14 persons) beneficially owned 1,578,619 shares, or 23.7 percent, of the outstanding Common Stock (adjusted to include shares of Common Stock issuable upon exercise of stock options); such directors and executive officers had sole voting and investment power with respect to 973,720 shares, shared voting and/or investment power with respect to 604,042 shares and no voting or investment power with respect to 857 shares.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company in 1993.

                           SUMMARY COMPENSATION TABLE

- ------------------------------------------------------------------------------------------------------


                                       ANNUAL COMPENSATION
                         ------------------------------------------------       LONG-TERM           ALL
                                                              OTHER ANNUAL      INCENTIVE          OTHER
  NAME AND PRINCIPAL                              BONUS       COMPENSATION     PLAN PAYOUTS     COMPENSATION
       POSITION          YEAR      SALARY          (1)           (2)(3)            (4)             (6)(3)
- -----------------------  -----    ---------    -----------    ------------     ------------     ------------
John J. Burns, Jr.,      1993     $ 500,000    $   257,930      $  2,515        $  631,960        $ 78,120
  President and, since   1992       483,500        220,404         3,048         1,275,507(5)       74,640
  July 1, 1992, chief    1991       432,280        199,332                         474,376
  executive officer
F.M. Kirby,              1993     $ 300,000    $   148,005      $ 12,073        $  798,840        $ 60,472
  Chairman of the        1992       468,500        314,265        15,934         1,735,965(5)       85,808
  Board and, prior to    1991       596,000        294,000                         708,747
  July 1, 1992, chief
  executive officer
David B. Cuming,         1993     $ 252,000    $   117,162      $  1,223        $  301,560        $ 39,101
  Senior Vice            1992       240,000        108,418         1,512           591,934(5)       37,010
  President              1991       215,000         98,385                         237,133
Richard P. Toft,         1993     $ 377,500    $   254,812      $  1,670        $  721,511        $ 99,991
  Senior Vice            1992       372,500        295,310         1,659           614,079(5)       81,947
  President; President,  1991       393,750      1,236,877                          79,035
    Chief Executive
  Officer and, since
  January 25, 1994,
  Chairman of Chicago
  Title and Trust
  Company ("CT&T");
  Chairman and, prior to
  January 25, 1994, Chief
  Executive Officer of
  Chicago Title Insurance
  Company
Theodore E. Somerville,  1993     $ 231,000    $    81,217      $    850        $  274,120        $ 35,182
  Vice President and     1992       220,000         75,977           707           591,934(5)       36,458
  General Counsel        1991       206,000         65,167                         237,133

- ---------------
(1) Except for amounts listed for Mr. Toft, these amounts represent bonuses paid under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers (other than Mr. Toft) for achieving specified net earnings per share and/or individual objectives. Amounts listed for Mr. Toft repre-sent (i) bonuses paid under the Presidents' Plan of CT&T, which is a short-term incentive plan designed to reward Mr. Toft for CT&T's achievement of specified after-tax operating income and Mr. Toft's achievement of specified individual objectives (such bonuses do not include additional amounts earned under such plan in each of the reported years, payment of which was deferred and is subject to adjustment to reflect title insurance policy claims experience in the year of the deferral and for three years thereafter, as more fully explained in note (3) to the table relating to long-term incentive plans; the deferred amount for 1993 is reported below in such table); (ii) awards of shares of Common Stock under the Company's 1983 Long-Term Incentive Plan (the "1983 Plan") valued at $44,744 in 1992 and $47,500 in 1991; and (iii) $1,000,000 in 1991 under an incentive arrangement with the Company for the sale of the Company's former property and casualty insurance subsidiary, The Shelby Insurance Company.

(2) These amounts represent payments for reimbursement of taxes incurred by the named individuals as a result of (i) the payment by the Company (or, in the case of Mr. Toft, by CT&T) of premiums on life insurance policies maintained on their behalf, and (ii) the reimbursement itself.

(3) Amounts for 1991 are omitted pursuant to Securities and Exchange Commission rules.

(4) Except for amounts listed for Mr. Toft, these amounts represent payouts in settlement of performance shares awarded under the 1983 Plan. Except as described below, performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined pursuant to the 1983 Plan) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have been made one-half in cash and one-half in Common Stock. The terms of the performance shares paid in 1991 were adjusted in light of the spin-off of Cyclops Industries, Inc. ("Cyclops"), a wholly owned subsidiary of the Company, to the Company's stockholders in June 1987; for each such performance share with respect to which full payment was made, the Company paid, in addition to all other payouts due with respect thereto, an amount equal to the value, on the payment date, of one share of Cyclops common stock. Mr. Kirby's payouts for the 1988-91 and 1987-90 award periods were deferred under the Company's Deferred Compensation Plan and thereafter were paid in cash. Amounts listed for Mr. Toft in 1993 and 1992 represent payouts in settlement of performance units awarded under CT&T's Performance Unit Incentive Plan of 1989 (the "CT&T 1989 Plan"). Each performance unit entitled the holder thereof to a payout of $1.00 in cash for each $1 million of cumulative operating income (after provision for taxes and for annual dividends equal to 6 percent of each year's beginning net worth) of CT&T and its subsidiaries in a three-year award period commencing with the year in which the performance unit was awarded. Payouts under the CT&T 1989 Plan were increased or decreased by the application of a multiplier based on CT&T's return on equity and a second multiplier based on dividends actually or constructively paid by CT&T. The former multiplier ranged from a maximum of 1.75 for a return on equity of 21 percent or higher to a minimum of 1.0 for a return on equity of 12 percent or lower; the latter ranged from 1.30 for dividends equalling 12 percent or more of CT&T's operating equity to 0.85 percent for dividends equalling 3 percent or less of CT&T's operating equity. In addition, the amounts listed for Mr. Toft in 1993 and 1992 include $227,360 and $131,598, respectively, in settlement of performance shares awarded under the 1983 Plan; each such amount was paid one-half in cash and one-half in Common Stock. The 1993 and 1992 amounts also include amounts representing earlier bonus deferrals under the Presidents' Plan of CT&T, as follows: (i) the 1993 amount includes $33,394 representing the portion of Mr. Toft's bonus that was deferred in 1990 and was subject to reduction to reflect unfavorable title insurance policy claims during 1990-93, $9,621 representing interest earned thereon during such period, and $111,754 representing a related incentive payment; and (ii) the 1992 amount includes $67,469 representing the portion of Mr. Toft's bonus that was deferred in 1989 and was subject to reduction to reflect unfavorable title insurance policy claims during 1989-92, $20,874 representing interest earned thereon during such period, and $112,077 representing a related incentive payment; this deferral program is more fully explained in note (3) to the table relating to long-term incentive plans. The amount listed for Mr. Toft in 1991 represents a final payout of an award made under an individual incentive arrangement which was established because Mr. Toft did not participate in the predecessor to the CT&T 1989 Plan. Pursuant to this individual arrangement, Mr. Toft was entitled to receive cash payouts equal to 1 1/4 percent of the operating income (after provision for taxes and for annual dividends equal to 6 percent of each year's beginning net worth) of CT&T and its subsidiaries in 1989 and 1990, respectively. Payouts to Mr. Toft were subject to increase by the application of a multiplier based on CT&T's actual performance as compared with its Financial Plan in effect on the date of the award, ranging from a maximum of 2.0 for actual results of 150 percent or more of plan to a minimum of 1.0 for actual results equal to or less than plan. To reflect Mr. Toft's increasing participation in the CT&T 1989 Plan, payouts for 1989 and 1990 under this individual arrangement were reduced by one-third and two-thirds, respectively. Since 1990 was the last year covered by the predecessor to the CT&T 1989 Plan, this individual arrangement for Mr. Toft likewise terminated at the end of 1990, and the final payout thereunder was made in 1991.

(5) These amounts represent payouts for two award periods (ending in 1991 and 1992, respectively), whereas the 1993 amounts represent payouts for only one award period (ending in 1993) and the 1991 amounts represent payouts for only one award period (ending in 1990). The payouts for the award period ending in 1992 would ordinarily have been made in early 1993 but were accelerated into December 1992 in view of an anticipated increase in individual tax rates in 1993 and a proposal to implement a $1 million limitation on the amount of compensation deductible by the Company or CT&T with respect to any single individual. The payouts for the award period ending in 1993 would ordinarily have been made in early 1994 but were accelerated into December 1993 in view of the enactment of the Revenue Reconciliation Act of 1993 which removed a cap, formerly at $135,000, on earnings received after December 31, 1993 that would be subject to the Medicare hospital insurance payroll tax payable by the Company and its employees. Accordingly, no payouts of long-term incentive compensation under the 1983 Plan or the successor to the CT&T 1989 Plan are scheduled to be made in 1994.

(6) The 1993 amounts, except for the amount listed for Mr. Toft, represent (i) savings benefits of $75,000, $45,000, $37,725 and $34,581 for Messrs. Burns, Kirby, Cuming and Somerville, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $3,120, $15,472, $1,376 and $601 pursuant to Securities and Exchange Commission rules, of life insurance policies maintained by the Company on behalf of Messrs. Burns, Kirby, Cuming and Somerville, respectively. The 1993 amount listed for Mr. Toft represents (i) $61,270 accrued under the CT&T Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T until retirement and which provides post-retirement monthly income of 2 percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary; (ii) $31,964 credited to Mr. Toft's account under the CT&T Savings and Profit Sharing Plan, which is a 401(k) plan offering CT&T employees an opportunity to save a portion of their income on a tax-deferred basis, and providing for matching CT&T contributions, as follows: (a) $0.25 for every $1.00, up to 6 percent, of salary that such an employee contributes to the plan (within Internal Revenue Service limits), (b) up to an additional $1.25 for every such $1.00, depending on the profitability of CT&T, and (c) a supplemental bonus in an amount equal to the additional amount (if any) that CT&T would have contributed but for Internal Revenue Service regulations which limit the amount that an employee may contribute to a 401(k) plan; and (iii) benefits, valued at $9,276 pursuant to Securities and Exchange Commission rules, of a split-dollar insurance arrangement maintained by CT&T on behalf of Mr. Toft and a group life insurance policy maintained by CT&T on behalf of its employees, including Mr. Toft.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1993

                                                   PERFORMANCE OR
                                                    OTHER PERIOD
                                   NUMBER OF            UNTIL              ESTIMATED FUTURE PAYOUTS(1)
                                 SHARES, UNITS       MATURATION        -----------------------------------
             NAME                OR DOLLARS(1)        OR PAYOUT        THRESHOLD      TARGET      MAXIMUM
- -------------------------------  -------------     ---------------     ---------     --------     --------
John J. Burns, Jr..............       4,575            1994-97          $ 1,601            --     $640,500
F.M. Kirby.....................       2,110            1994-97          $   739            --     $295,400
David B. Cuming................       2,251            1994-97          $   788            --     $315,140
Richard P. Toft................       4,000(2)         1994-96               --      $863,487(2)       --
                                    $77,860(3)         1993-96               --      $293,252(3)       --
Theodore E. Somerville.........       1,767            1994-97          $   618            --     $247,380

- ---------------
(1) Except for amounts listed for Mr. Toft, these amounts represent performance shares awarded under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan"). Such amounts do not reflect antidilution adjustments made in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding, to be paid by the Company on April 26, 1994 to stockholders of record at the close of business on April 1, 1994. Performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined pursuant to the 1993 Plan) equals or exceeds 12 percent in the award period 1994-97, measured from a base of $9.21, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The calculations of estimated future threshold payouts (at 8.01 percent growth) and maximum payouts (at 12 percent growth) use $140.00 as the value of one share of Common Stock, which is the mean of the high and low sales prices of Common Stock on the date of the awards. There is no estimated future target payout because under the 1993 Plan no performance target for these performance shares is specified.

(2) These amounts represent performance units awarded under the 1993 Plan. These performance units entitle the holder thereof to payouts based upon the same performance and other criteria as would have applied if they had been awarded under CT&T's Executive Performance Unit Plan of 1992 (the "CT&T 1992 Plan"). The CT&T 1992 Plan provides for payouts of performance units for the award period 1994-96, in a combination of cash and Common Stock, based upon the amount of CT&T's net operating income as defined, the achievement of specified levels of CT&T's return on equity and the application of a multiplier relating to CT&T's expense ratio in each year of the award period. The formula for determining the annual value of each performance unit (before the application of the multiplier) is as follows:

                            ANNUAL VALUE PER
                          $1 MILLION OF CT&T'S
     RETURN ON EQUITY     NET OPERATING INCOME
    ------------------    --------------------
     6.99% or less               $ 0.00
     7.0 % to 14.99%             $ 2.00
    15.0 % or more               $ 4.50

     The annual value of a performance unit is increased or decreased by the application of a multiplier relating to CT&T's expense ratio, ranging from a maximum of 1.25 for an expense ratio of 85 percent or less to a minimum of 0.75 for an expense ratio of 91 percent or more. The total value of a performance unit is the sum of its annual values (as so increased or decreased) for the three years of the award period. In the event that a return on equity of at least 7 percent is not achieved in any year of the award period, then the percentage return on equity needed to achieve an annual value of $4.50 in the two remaining years of the award period will be increased by one-third of the difference between 7 percent and the actual return on equity in the year in which there is a shortfall. No payout will be made for an award period in which a return on equity of at least 7 percent is not achieved in two of the three years of such award period. One-quarter of Mr. Toft's payout will be made in shares of Common Stock, valued at 110 percent of the mean of the high and low sales prices of Common Stock on the date of the award (i.e., by $140.00), subject to a limitation on the maximum number of shares of Common Stock which will be made available for payouts of this award and awards granted for the 1994-96 award period under the CT&T 1992 Plan. The remainder of the total value of Mr. Toft's payout will be paid in cash. The target value shown is a representative amount, calculated using CT&T's planned return on equity, expense ratio and net operating income in 1994, 1995 and 1996 as set forth in CT&T's Financial Plan in effect at 1993 year-end. These performance units do not have threshold or maximum payout amounts.

(3) These amounts represent the portion of the cash bonus earned by Mr. Toft under the Presidents' Plan of CT&T in 1993 which was deferred and is subject to reduction to reflect unfavorable title insurance claims experience during 1993-96 for policies written in 1993. If such experience compares favorably with (i) a pre-established hypothetical claims experience deemed acceptable by the Board of Directors of CT&T, and/or (ii) the historical claims experience during 1990-95 for policies written in 1990, 1991 and 1992, Mr. Toft will be entitled to receive such deferred amount in full with interest at a rate during the deferral period equal to the average of the prime rates of the nation's largest banks and the three-year U.S. Treasury note yield as of June 30 and December 31 of each year, each as published in The Wall Street Journal; in addition, Mr. Toft will be entitled to a related incentive payment, limited to four times the amount of the deferral. The target value shown is a representative amount, assuming that title insurance policy claims experience in 1993-96 for policies written in 1993 will be identical to such experience in 1990-93 for policies written in 1990, and further assuming identical interest rates in the two periods. This award does not have threshold or maximum payout amounts.

                              PENSION PLAN TABLES

The Company's Retirement Plan

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers other than Mr. Toft, retirement benefits in the form of an annuity for the participant's life or alternative, actuarially equivalent forms of benefit, including a lump sum.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to an officer participant who retires on reaching age 65 with 15 years of service, is equal to 52.7625 percent of the participant's average salary, which is defined as the highest average annual base salary (not including any non-cash compensation, annual incentive bonuses, long-term incentive bonuses, restricted stock or other extraordinary compensation, payments, allowances or reimbursements) over a consecutive three-year period during the last ten years of employment (base salaries being the amounts that would appear in the salary column of the Summary Compensation Table for the relevant years); however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the Company. A participant may retire as early as age 55, but the benefit payable at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after 65 is increased by the greater of (i) adjustments to reflect salary increases through the date of retirement, with actuarial adjustments through the later of a participant's 65th birthday or January 1, 1989, or (ii) actuarial adjustments through the date of retirement, with adjustments to reflect salary increases through the later of a participant's 65th birthday or January 1, 1989.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth below include such increase. The Company is entitled to deduct the amounts of its contributions and tax payments under the plan in the year in which such contributions and payments are taxable to the participant.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on January 1, 1994 at age 65, had achieved the average salary and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                      YEARS OF SERVICE
          AVERAGE                                 -------------------------
           SALARY                                    10          15 OR MORE
          -------                                 --------       ----------
          $125,000..............................  $ 53,788        $  80,682
           150,000..............................    64,546           96,819
           175,000..............................    75,303          112,955
           200,000..............................    86,061          129,091
           225,000..............................    96,819          145,228
           250,000..............................   107,576          161,364
           300,000..............................   129,091          193,637
           400,000..............................   172,122          258,183
           450,000..............................   193,637          290,456
           500,000..............................   215,152          322,729
           600,000..............................   258,183          387,274
           700,000..............................   301,213          451,820
           800,000..............................   344,244          516,366

     As of December 31, 1993, the credited years of service for Messrs. Burns, Kirby, Cuming and Somerville were 25.8, 26.3, 17 and 20.8, respectively. As of December 31, 1993, the average salary of each of Messrs. Burns, Kirby, Cuming and Somerville for purposes of the plan was $471,904, $596,000, $235,667 and $219,000, respectively.

CT&T's Pension Plan

     CT&T'S Pension Plan provides to employees who meet its eligibility requirements, including Mr. Toft, retirement income in the form of monthly life annuity payments after their retirement.

     The following table shows the estimated annual retirement benefit payable under CT&T's Pension Plan (reflecting the Social Security offset described below) to a participant who, upon retirement on January 1, 1994 at age 65, had achieved the final average annual covered remuneration and years of service indicated. The amounts shown include additional sums payable under an excess pension plan maintained by CT&T to compensate those employees, including Mr. Toft, whose benefits are limited under CT&T's Pension Plan due to Internal Revenue Service regulations. The amounts shown assume payment in the form of a straight life annuity, with payment continuing for a period of ten years from retirement if the participant dies during such period.


FINAL AVERAGE                           YEARS OF SERVICE
ANNUAL COVERED     ----------------------------------------------------------
 REMUNERATION         15          20          25          30           35
- --------------     --------    --------    --------    ---------    ---------
   $125,000        $ 28,926    $ 38,567    $ 48,209    $  57,851    $  67,493
   $150,000        $ 35,301    $ 47,067    $ 58,834    $  70,601    $  82,368
   $175,000        $ 41,676    $ 55,567    $ 69,459    $  83,351    $  97,243
   $200,000        $ 48,051    $ 64,067    $ 80,084    $  96,101    $ 112,118
   $225,000        $ 54,426    $ 72,567    $ 90,709    $ 108,851    $ 126,993
   $250,000        $ 57,190    $ 76,253    $ 95,316    $ 114,380    $ 133,443
   $300,000        $ 57,190    $ 76,253    $ 95,316    $ 114,380    $ 133,443

     A participant's accrued benefit under CT&T's Pension Plan, expressed as a monthly annuity starting at age 65, is calculated by multiplying his final average annual covered remuneration by 1.7 percent, dividing by twelve and multiplying the result by his years of credited service not exceeding thirty-five. Final average annual covered remuneration is defined as the highest average monthly base salary (excluding bonuses and overtime pay and subject to certain tax limitations, but including any amount by which an employee's compensation is reduced to make before-tax contributions under CT&T's Savings and Profit Sharing Plan or any similar plan) over a consecutive 60-month period during the last 120 months of employment, multiplied by twelve. Such salary is determined using amounts which would appear in the salary column in the Summary Compensation Table for the relevant years, reduced by Internal Revenue Service regulations which limit the amount of covered remuneration under CT&T's Pension Plan and by similar limitations in the excess pension plan. The benefit is reduced by a portion of the participant's Social Security benefits. A participant may retire as early as age 55, but the benefit payable to him at that time will be actuarially reduced to reflect the commencement of benefit payments prior to age 65, unless he has reached age 62 and has at least twenty years of service.

     As of December 31, 1993, Mr. Toft's credited years of service were 32.25, and his average annual covered remuneration was $235,840.

                  COMPENSATION ARRANGEMENTS UPON RESIGNATION,
             RETIREMENT OR OTHER TERMINATION; EMPLOYMENT AGREEMENT

     In addition to the Company's Retirement Plan, which is described above, Messrs. Burns, Kirby, Cuming and Somerville participate in a death benefit plan which provides that a participant who dies after completion of at least five years of service will receive a death benefit equal to twice the amount of his highest annual salary in the preceding five years.

     Mr. Toft has an employment agreement with CT&T and the Company, with an initial term from January 1, 1992 to December 31, 1994. Thereafter, the agreement will be automatically extended from year to year unless either party gives notice to the contrary at least 180 days before the end of any year. If the agreement is not renewed at 1994 year-end due to action by CT&T and Mr. Toft's employment by CT&T terminates, Mr. Toft is entitled to a lump sum equal to two times (i) his then-current salary plus (ii) his average annual bonus in the preceding three years. If the agreement is not renewed at 1995 year-end due to action by CT&T and Mr. Toft's employment by CT&T terminates, Mr. Toft is entitled to a lump sum equal to his then-current annual salary plus his average annual bonus in the preceding three years.

     The agreement entitles Mr. Toft to be employed as Chief Executive Officer of CT&T, to receive a salary at an annual rate of at least $357,500 from January 1, 1992 through April 2, 1992 and at an annual rate of at least $377,500 thereafter, to participate in all CT&T incentive and benefit plans, and to enjoy specified fringe benefits.

     During the term of the agreement, CT&T may terminate Mr. Toft's employment only for "good cause," which is defined to mean acts of dishonesty or wrongdoing or material breach of the agreement. Mr. Toft may terminate his employment only for "good reason," which is defined to mean material breach of the agreement by CT&T. However, Mr. Toft may not terminate his employment for any reason prior to October 1, 1994, and may terminate his employment with or without good reason between October 1, 1994 and December 30, 1994 (inclusive). Further, Mr. Toft is entitled to terminate his employment without good reason in the event of a change in control (as defined in the agreement) of CT&T or the Company (after which he would be obligated to provide consulting services to CT&T and the Company for one year).

     If Mr. Toft's employment is terminated by CT&T for any reason not constituting good cause, or by himself with good reason at any time, with or without good reason between October 1, 1994 and December 30, 1994 (inclusive), or following a change in control, he is entitled to receive all accrued and vested benefits under CT&T's incentive and benefit plans, and a severance payment equal to two times (i) his then-current salary plus (ii) his average annual bonus in the preceding three years. These benefits would be reduced if necessary to prevent their treatment as parachute payments under the Internal Revenue Code of 1986, as amended. If Mr. Toft terminates his employment between October 1, 1994 and October 30, 1994 (inclusive), his annual bonus and long-term incentive payouts for 1994 will be calculated on a pro rata basis. If he terminates his employment between October 31, 1994 and December 30, 1994 (inclusive), his annual bonus and long-term incentive payouts for 1994 will be calculated as though his service continued throughout 1994.

     If Mr. Toft dies, CT&T is required to pay a death benefit equal to three times his annual salary in effect at the time of death, reduced by the present value of the death benefits payable under CT&T's generally applicable benefit plans (other than death benefits that have been paid for by Mr. Toft himself, or are provided under a split-dollar insurance arrangement with a current death benefit of $279,835 which is maintained by CT&T for Mr. Toft), and to provide dependent benefits and insurance coverages for three years after death. If Mr. Toft is disabled, CT&T is required to pay his salary for three years, and a bonus for each of those years equal to the annual average of his bonuses for the three years preceding his becoming disabled. Employee and dependent health, dental, disability, accident and life insurance coverages would also continue for the three years. His disability benefits under the agreement would, however, be reduced by the amount of any disability benefits available under any CT&T benefit plan, social security or similar program.

     Mr. Toft is prohibited, for a period of two years after the initial or any renewal term of the agreement, from being involved in a business which competes with CT&T and from soliciting customers or employees of CT&T. He is permitted to return to his former employer, Lincoln National Corporation, but is barred for two years from involvement in any title insurance business conducted by Lincoln National. Mr. Toft is also prohibited forever from disclosing confidential information of CT&T.

     The Company is a guarantor of CT&T's obligations under the agreement in the event that there is a change in control of CT&T and CT&T thereafter defaults on its obligations.

     In addition to CT&T's Pension Plan, CT&T's excess pension plan and Mr. Toft's employment agreement, which are described above, Mr. Toft participates in CT&T's Executive Salary Continuation Plan, which is a retirement plan designed to encourage key employees to remain with CT&T until retirement. The plan provides post-retirement monthly income of two percent of final monthly income at retirement multiplied by the number of years of participation in the plan, up to a maximum of 10 percent of final monthly salary. Benefits are actuarially reduced for early retirement between the ages of 55 and 65. No benefits are payable upon retirement prior to age 55, or upon retirement prior to age 65 if the retiree has not completed five years of service. Payments under the plan are payable for life or ten years, whichever is greater. If a participant dies prior to retirement, annual payments of 25 percent of final salary are payable until what would have been the employee's 65th birthday or for ten years, whichever is greater.

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $18,000, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $4,500, and each other member thereof receives an annual fee of $3,600. The Chairman of the Compensation Committee receives an annual fee of $3,500, and each other member thereof receives an annual fee of $3,000. Each member of the Nominating Committee who is not an officer of the Company receives $1,000 for each meeting attended and $500 for each conference telephone meeting attended.

     Pursuant to the Amended and Restated Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 26, 1993, each such director (other than Mr. Carmichael, who was elected to the Board of Directors subsequently) received an option to purchase 1,000 shares of Common Stock at a price of $147.00 per share, conditioned upon stockholder approval of the plan. The plan is being submitted to the stockholders of the Company for their consideration at the 1994 Annual Meeting. See "Amended and Restated Directors' Stock Option Plan" below.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit equal to the annual retainer payable to directors of the Company at the time of such retirement. To be entitled to this benefit, the director must have served as such for at least five years, and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner.

     Each of the non-employee directors of the Company's subsidiaries CT&T and Chicago Title Insurance Company, including Allan P. Kirby, Jr., receives an annual retainer of $15,000 for his services as such, as well as $650 for each board meeting attended. In addition, each member of the Finance and Audit Committees of these boards, including Mr. Kirby, receives $650 for each committee meeting attended. In 1993, Mr. Kirby received a total of $23,588 for services in these capacities.

     Each of the non-employee directors of the Company's subsidiary Sacramento Savings Bank, including Paul F. Woodberry, receives an annual retainer of $7,500 for his services as such, as well as $600 for each board meeting attended in person and $300 for each conference telephone meeting attended. In addition, each member of the Audit Committee of the Sacramento Savings Bank board, including Mr. Woodberry, receives $500 for each committee meeting attended. In 1993, Mr. Woodberry received a total of $13,400 for services in these capacities. Each of the non-employee directors of the Company's subsidiary URC Holdings Corp. and its subsidiaries, including Mr. Woodberry, receives an annual retainer of $18,000 for his services as such, as well as $750 for each board meeting or conference telephone meeting attended. In addition, each member of the Compensation Committee of these boards, including Mr. Woodberry, receives $750 for each committee meeting attended. In 1993, Mr. Woodberry received a total of $6,000 for services in these capacities. Mr. Woodberry also provides consulting services to the Company and certain of its subsidiaries and received $282,083 in respect of such services performed in 1993.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John J. Burns, Jr., the Company's President and chief executive officer, serves on the Compensation Committee of the Board of Directors of Armco Inc. ("Armco"). James F. Will, who is a director of the Company, is President and Chief Executive and a director of Armco.

     As of March 1, 1994, the Company and its subsidiaries owned 5,643,355 shares of Armco common stock, or 5.4 percent of the outstanding common stock of Armco. A portion of such shares was acquired upon the merger in April 1992 of Cyclops Industries, Inc., formerly a wholly owned subsidiary of the Company ("Cyclops"), into a wholly owned subsidiary of Armco. As a condition of the merger, the Company and certain of its affiliates agreed to refrain from acquiring more than 15 percent of the outstanding voting securities of Armco for five years from the date of the merger.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is currently composed of the two non-employee directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and utilized information and advice furnished by a recognized national compensation consulting firm.

     Compensation paid to the executive officers of the Company for 1991, 1992 and 1993 consisted chiefly of annual compensation in the form of salary and cash bonuses under short-term incentive plans, and compensation paid under long-term incentive plans. Most of the cash bonuses paid under the short-term incentive plans were tied to the financial results of the Company (or in the case of Mr. Toft, who is President and Chief Executive Officer of CT&T, the financial results of CT&T). All the compensation paid under the long-term incentive plans was tied both to the price of the Common Stock* and to the financial results of the Company (except that in the case of Mr. Toft a substantial part of such compensation was tied solely to the financial results of CT&T). These relationships between the executive officers' compensation, on the one hand, and the financial results of the Company (or CT&T) and the price of the Common Stock, on the other, help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

- ---------------

* The long-term incentive plan payouts in the Summary Compensation Table on page 11 (other than those made to Mr. Toft) reflect appreciation in the market price of the Common Stock (adjusted for stock dividends) from the beginning of the respective award periods through the respective payment dates as follows:

                                        MARKET PRICE
                                        AT BEGINNING        MARKET PRICE
  YEAR OF PAYOUT     AWARD PERIOD     OF AWARD PERIOD      ON PAYMENT DATE
  --------------     ------------     ----------------     ---------------
       1993             1990-93            $84.07              $140.00
       1992             1989-92            $63.97              $119.00
       1992             1988-91            $64.49              $116.90
       1991             1987-90            $59.20              $ 90.23

     The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986, as amended. Section 162(m), which became effective for tax years beginning January 1, 1994, disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based" compensation. Those requirements include the establishment of objective performance goals by a committee of the Board of Directors composed of outside directors, stockholder approval of the material terms of the compensation and the criteria upon which the performance goals are based prior to payment of such compensation, and certification by the committee that the performance goals have been achieved.

     Since Section 162(m) has been newly enacted and final regulations have not yet been adopted thereunder, many uncertainties surround its interpretation and application; and the Compensation Committee has not attempted to prescribe any policy with respect to qualifying future awards of executive incentive compensation for deductibility thereunder. The Committee has, however, attempted to ensure that the awards of long-term incentive compensation made in December 1993 will so qualify. To that end, the Committee (which is composed of outside directors) established objective performance goals for the payout of the awards, made the awards to the executive officers named in the Summary Compensation Table on page 11 above conditional upon stockholder approval, and made the payout of the awards to such officers conditional upon certification by the Compensation Committee that the performance goals have been achieved.

Annual Compensation

     Salary adjustments for executive officers are generally made annually, and are based on salaries for the prior year, executive salary movements nationally, individual performance, length of service and internal comparability considerations. Additional adjustments in the salaries of Messrs. Burns and Kirby were made in mid-1992, however, to reflect their changed responsibilities when Mr. Burns became chief executive officer of the Company, succeeding Mr. Kirby in that capacity. For 1993, Messrs. Burns, Kirby and Toft, at their request, received no increase in salary from 1992 year-end levels. For 1994, Messrs. Burns and Kirby, at their request, received no increase in salary from 1993 levels.

     Annual cash bonuses are paid to executive officers under the Company's Management Incentive Plan or, with respect to Mr. Toft, the Presidents' Plan of CT&T. Both plans are designed to reward officers for the achievement of specified corporate and/or individual objectives. Bonus opportunities under these short-term incentive plans are generally adjusted from year to year in proportion to changes in salaries. Maximum annual bonus opportunities for 1993, measured as a percentage of the salaries simultaneously established for that year, ranged from 90 percent in the case of Mr. Toft, 55 percent in the case of Mr. Burns and 49 percent in the case of Mr. Kirby to 25 percent in the case of the most junior executive officer. Except in the case of Mr. Toft, these bonus opportunities as a percentage of salaries are believed to be modest relative to prevailing practices in a broad cross-section of American industry and reflect the Company's policy of emphasizing long-term corporate performance and, hence, long-term incentive compensation.

     For 1993, the portion of the cash bonus opportunities which depends on corporate objectives ranged from 100 percent of Mr. Kirby's bonus opportunity to 50 percent of the cash bonus opportunity of the most junior executive officer of the Company. The corporate objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Strategic Plan 1993-1997. Target amounts were to be earned if plan net earnings per share were achieved, and maximum amounts were to be earned at 110 percent of plan. Net earnings per share were required to exceed 80 percent of plan for any amounts to be earned.

     The corporate objective applicable to Mr. Toft under the Presidents' Plan of CT&T for 1993 was the achievement by CT&T of a specified after-tax operating income, which was based on planned after-tax operating income for the year as contained in CT&T's Financial Plan in effect at 1992 year-end. The target amount was to be earned if plan after-tax operating income was achieved, the threshold amount was to be earned at target income minus $5,000,000, and the maximum amount was to be earned at target income plus $5,000,000. No amount was to be earned if after-tax operating income was less than the threshold amount.

     The remainder of the cash bonus opportunities of the executive officers of the Company under the short-term incentive plans for 1993 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer upon authority delegated by the Board of Directors, subject, in Mr. Toft's case, to the approval of the CT&T Board of Directors. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto.

     Eighty percent of Mr. Burns's opportunity was based on the corporate objective of net earnings per share, as discussed above. The remaining 20 percent was based on his achievements with respect to his individual objectives, including the consummation of a significant investment in an operating company and the development of several alternative plans for the strategic recapitalization of the Company.

Long-Term Incentive Plans

     In addition to annual compensation, the Company provides to its executive officers long-term incentives under the Company's 1993 Long-Term Incentive Plan (the "1993 Plan")*. This plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time. With only four exceptions, all awards to the Company's executive officers under the 1993 Plan and the 1983 Plan have been made in the form of performance shares, which entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. Payouts have been generally made one-half in cash and one-half in Common Stock. Maximum payouts with respect to currently outstanding performance shares will be made only if average annual compound growth in the Company's Earnings Per Share (as defined pursuant to the 1993 Plan and the 1983 Plan) equals or exceeds 12 percent, as measured from a specified base, in the four-year award period commencing with the year following that in which the performance shares were awarded, and no payouts will be made if such growth is 8 percent or less; payouts for growth between 8 percent and 12 percent will be determined by interpolation. The Board of Directors and its Compensation Committee have provided for antidilution adjustments with respect to performance shares. The specified base Earnings Per Share has been determined by reference to the projected earnings per share for the year in which the performance shares were awarded, as adjusted to eliminate non-recurring items. Subject to certain limitations, the Compensation Committee may provide for adjustments in the cash and/or Common Stock to be paid with respect to performance share awards in order to adjust for the effect upon

- ---------------

* The 1993 Plan replaced the Company's 1983 Long-Term Incentive Plan (the "1983 Plan"), which was substantially similar to the 1993 Plan. The right to make awards of incentive compensation under the 1983 Plan terminated on December 31, 1992.

Earnings Per Share of transactions of an extraordinary, unusual or non-recurring nature, capital gains, or any purchase, pooling of interests, disposal or discontinuance of any operations, change in accounting rules or practices, retroactive restatement of earnings, or the like.

     In December 1993, the Compensation Committee accelerated the payout of the performance shares for the 1990-93 award period from early 1994 to December 1993 in view of the enactment of the Revenue Reconciliation Act of 1993 which removed a cap, formerly at $135,000, on earnings received after December 31, 1993 that would be subject to the Medicare hospital insurance payroll tax payable by the Company and its employees. Maximum payouts were made in respect of such performance shares, including those held by Mr. Burns, based upon a planned growth in Earnings Per Share in the 1990-93 award period of more than 12 percent. (Each of the executive officers of the Company who received such payouts entered into an agreement with the Company providing for the repayment of any amount in excess of the amount to which he was entitled upon completion of the Company's audited financial statements.) Accordingly, no payouts of long-term incentive compensation under the 1983 Plan are scheduled to be made in 1994.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity. The number of performance shares awarded to an executive officer in 1993 for the 1994-97 award period was determined by adjusting the prior year's award for the change in his salary from 1993 to 1994, and the change in the price of the Common Stock from late 1992 to late 1993; awards to Messrs. Burns and Kirby were adjusted based on the salary increases that they would have received for 1994 had they not requested that they be granted no increases, in addition to the change in the price of the Common Stock. Consequently, the performance share awards made in 1993 (as measured by the market value of the Common Stock at the time of grant) to executive officers other than Messrs. Burns and Kirby bore the same general relationship to such officers' salaries in 1994 as the performance share awards made in 1992 bore to such officer's salaries in 1993. Maximum payouts on performance shares awarded for the 1994-97 award period (assuming that the market price of the Common Stock on the payment date is the same as on the date of the award), expressed as a percentage of the salaries simultaneously established for 1994, would be 128 percent in the case of Mr. Burns, 98 percent in the case of Mr. Kirby and 124 percent in the case of the most junior executive officer. In the case of the Company's most senior executive officers, these long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross-section of American industry; in the case of the Company's more junior executive officers, such opportunities are believed to be liberal relative to such practices. The awards reflect the Company's policy of emphasizing long-term corporate performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

     Mr. Toft participates in various long-term incentive plans offered by CT&T. Like the 1993 Plan, the CT&T plans provide for long-term incentives based upon objective, quantifiable measures of corporate performance over a period of time, but they utilize measures of CT&T's performance rather than measures of the Company's performance.

     As more fully explained in note (4) to the Summary Compensation Table, payouts under CT&T's Performance Unit Incentive Plan of 1989 (the "CT&T 1989 Plan") were based upon CT&T's cumulative operating income over a three-year period (as adjusted by a multiplier based on CT&T's return on equity and by a second multiplier based on dividends actually or constructively paid by CT&T). The committee administering the CT&T 1989 Plan has discretion to change the provisions relating to awards made thereunder in order to adjust for the effect upon the final value of such awards of transactions of an extraordinary, unusual or non-recurring nature.

     In December 1993, with the approval of the Board of Directors upon the recommendation of the Compensation Committee, and with the approval of the CT&T Board of Directors, CT&T accelerated the payout of the performance units awarded to Mr. Toft under the CT&T 1989 Plan for the 1991-93 award period, due to the implementation in 1994 of the $1 million limitation on deductibility of compensation described above. (Such payouts were based on planned financial results of CT&T for 1993; Mr. Toft entered into an agreement with CT&T providing for the repayment of any amount in excess of the amount to which he was entitled upon completion of CT&T's audited financial statements.) Accordingly, no payout of long-term incentive compensation under the CT&T 1989 Plan or its successor is scheduled to be made in 1994.

     In 1993, Mr. Toft was awarded performance units under the 1993 Plan for the 1994-96 award period. However, because Mr. Toft is President and Chief Executive Officer of CT&T, his payout with respect thereto is based upon the same performance criteria as would have applied if such performance units had been awarded under CT&T's Executive Performance Unit Plan of 1992 (the "CT&T 1992 Plan"), which is the successor to the CT&T 1989 Plan. In addition to CT&T's net operating income and return on equity, the CT&T 1992 Plan also uses CT&T's expense ratio in the determination of payouts, in recognition that expense control is a key factor in CT&T's success. The formula is more fully explained in note (2) to the table relating to long-term incentive plans. In order more closely to align the interests of participants in the CT&T 1992 Plan with those of the stockholders of the Company, the CT&T 1992 Plan provides for payouts in cash and Common Stock, rather than solely in cash, for the 1994-96 award period (as well as for the 1993-95 award period).

     The value of the award to Mr. Toft under the 1993 Plan at the target level of performance, measured as of the time of grant and based upon planned levels of operating income, return on equity and expense ratio for 1994-96 as set forth in CT&T's Financial Plan in effect at 1993 year-end, would be 229 percent of his 1993 salary. Since payout is dependent upon the level of CT&T's operating income, there is no maximum limit.

     Pursuant to the Presidents' Plan of CT&T, a portion of the cash bonus payable thereunder is deferred for three years and is subject to title insurance claims experience during such three-year period, in an effort to encourage better underwriting and claims control at CT&T. This formula is explained in note (3) to the table relating to long-term incentive plans.

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              William K. Lavin
                                              S. Arnold Zimmerman

                                              Compensation Committee
                                              of the Board of Directors

                               PERFORMANCE GRAPH

     The following is a graph which compares for the years 1989-93 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers.

     The Company is a moderately diversified business enterprise with the majority of its revenues currently generated by its title insurance, reinsurance and consumer banking operations and most of the remainder from its industrial minerals and steel fastener operations. Except for the steel fastener operations, all of these businesses were acquired within the last ten years and are conducted through subsidiaries.

     The group of "peer" issuers includes publicly held, diversified financial services companies which were selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership; nevertheless, the Company believes that the "peer" issuers are significantly different from each other and from the Company due to the individual characteristics of their businesses. In addition to the Company, the group of "peer" issuers consists of the following: American Express Company, Loews Corporation, Old Republic International Corp., Transamerica Corporation, Kemper Corporation, Lincoln National Corporation, ITT Corporation and Penn Central Corporation.

 Measurement Period
(Fiscal Year Covered)                 Alleghany        S&P 500       Peer Group
- ---------------------                 ---------        -------       ----------
1988                                    100.00          100.00          100.00
1989                                    134.08          131.69          138.32
1990                                    129.78          127.61          132.94
1991                                    176.06          166.49          111.48
1992                                    220.72          179.18          154.06
1993                                    241.54          197.27          214.11

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested at the end of the month in which such dividends are received and the Company's annual two-percent stock dividends are included in the cumulative total stockholder return on the Common Stock; and (ii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year.

             2.  AMENDED AND RESTATED DIRECTORS' STOCK OPTION PLAN

     The Directors' Stock Option Plan, which was adopted by the Board of Directors in June 1987, was scheduled to expire on April 22, 1993 in accordance with its terms, although at that time 38,818 shares of Common Stock which were available for award thereunder had not been awarded. The Board of Directors believes it to be in the best interests of the Company and its stockholders to continue to encourage increased share ownership by directors who are not employees of the Company or any of its subsidiaries, in order to promote long-term stockholder value through continuing ownership of shares of the Company's Common Stock. To provide for such increased share ownership, the Board of Directors has adopted the Alleghany Corporation Amended and Restated Directors' Stock Option Plan (the "Plan"), effective as of April 20, 1993. The Plan, which is substantially similar to the Directors' Stock Option Plan, provides for the automatic grant of nonqualified stock options ("Options") to purchase 1,000 shares of Common Stock of the Company in each year as of the first business day after the conclusion of each annual meeting of stockholders of the Company to each director of the Company who is not an employee thereof or of any of its subsidiaries. No consideration will be paid to the Company upon the grant of the Options. There are currently seven directors of the Company who are not employees thereof or of any of its subsidiaries. The Plan provides that it shall be submitted to the stockholders of the Company for their approval.

     The Plan is administered by the Board of Directors. The Board of Directors shall, subject to the provisions of the Plan, grant Options under the Plan, and has authority, within the limits of the Plan, to prescribe the form of agreement embodying awards of Options, to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable.

     Awards under the Plan shall include only Options to purchase shares of Common Stock of the Company. A maximum of 75,000 shares of Common Stock may be issued under the Plan pursuant to the exercise of Options, subject to antidilution and other adjustments in certain events specified in the Plan. Such shares of Common Stock may be either authorized but unissued shares or shares held by the Company as treasury shares. On March 1, 1994, the fair market value (as defined in the Plan) of shares of Common Stock of the Company was about $144.25 per share, or about $10,818,750 in the aggregate for the 75,000 shares of Common Stock subject to the Plan.

     The Plan provides that no Option granted under the Plan shall be exercisable more than ten years after its grant and the price at which shares of Common Stock may be purchased under any such Option shall be the fair market value of such shares on the date such Option is granted, which is defined as the average of the high and low sales prices of a share of the Company's Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading. Upon exercise of an Option, the Option price is required to be paid in cash or by check, or in shares of Common Stock valued at the fair market value thereof on the date of exercise, or by a combination of cash and shares of Common Stock.

     The Board of Directors may amend or terminate the Plan at any time, provided, however, that no such action shall materially and adversely affect any right of any participant with respect to any Option theretofore granted under the Plan without his written consent, and provided, further, that no amendment, without the further approval of the stockholders, shall increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, reduce the minimum Option exercise price described in the Plan, extend the period during which Options may be granted or exercised under the Plan or change the class of persons eligible to receive Options under the Plan. In addition, in order to comply with rules and regulations promulgated by the Securities and Exchange Commission, certain provisions of the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either of such laws.

     The Plan is effective as of April 20, 1993. However, Options granted under the Plan prior to stockholder approval were conditioned upon such approval. No awards may be granted under the Plan after December 31, 1999.

     On April 26, 1993, Options to purchase 7,000 shares of Common Stock of the Company were granted under the Plan to seven directors of the Company who were not employees thereof or of any of its subsidiaries. The price at which such shares may be purchased is the fair market value (as defined in the Plan) of such shares on the date of grant, which was $147.00 per share. The dollar value of benefits received or to be received by non-employee directors of the Company are not determinable as of the date hereof.

     All Options issued under the Plan are "nonqualified" for federal income tax purposes. In general, a recipient of an Option will recognize no income on the grant of the Option. A recipient will recognize income upon the exercise of the Option in an amount equal to the excess of the fair market value of the shares of Common Stock on that date over the exercise price of the Option. The Company will be entitled to a deduction for such amount in the year in which the recipient recognizes such amount as income.

     A copy of the Plan is set forth in full in Exhibit A to this proxy statement. The foregoing description is a summary of some, but not all, of the essential provisions of the Plan, and is qualified by reference to the full text of the Plan.

     An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 1994 Annual Meeting is required to approve the Plan. Shares which are voted against the approval of the Plan, shares the holders of which abstain from voting for the approval of the Plan, and shares held in street name which are not voted will not be counted in the total number of shares voted for the approval of the Plan.

     Management recommends a vote "FOR" the approval of the Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote.

             3.  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick, independent certified public accountants, as independent auditors for the Company for the year 1994. A resolution will be submitted to stockholders at the meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Board of Directors to select KPMG Peat Marwick as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG Peat Marwick, the selection of independent auditors will be reconsidered by the Board of Directors; however, the Board of Directors may select KPMG Peat Marwick notwithstanding the failure of the stockholders to ratify its selection.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG Peat Marwick were Old Alleghany's auditors since 1947 and the Company's auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG Peat Marwick will be present at the meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

             4.  ALL OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the meeting other than that referred to above. As to other business, if any, that may come before the meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                   5.  STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating Committee of the Board of Directors will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     The Company's by-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder, and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable by-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 1995 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 28, 1994 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 1995 Annual Meeting, scheduled for Friday, April 28, 1995.

                           6.  ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the meeting and voting in person.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Kissel-Blake Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $7,500 plus expenses.

                                          By order of the Board of Directors
                                                    JOHN E. CONWAY
                                        Vice President, Secretary and Treasurer
March 28, 1994

                                                                       EXHIBIT A

                             ALLEGHANY CORPORATION
                              AMENDED AND RESTATED
                          DIRECTORS' STOCK OPTION PLAN

1. PURPOSE. The purpose of the Alleghany Corporation Amended and Restated Directors' Stock Option Plan (the "Plan") is to advance the interests of Alleghany Corporation (the "Company") and its stockholders by encouraging increased stock ownership by members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries, in order to promote long-term stockholder value through continuing ownership of the Company's common stock.

2. ADMINISTRATION. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Board shall have the power to construe the Plan, to determine all questions arising thereunder and, subject to the provisions of the Plan, to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Company. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

3. PARTICIPATION. Each member of the Board of the Company who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Paragraph 5 below. As used herein, the term "subsidiary" means any corporation at least 40 percent of whose outstanding voting stock is owned, directly or indirectly, by the Company.

4.  AWARDS UNDER THE PLAN.

     (a) Types of Awards. Awards under the Plan shall consist only of Options, which are rights to purchase shares of common stock, par value $1.00 per share, of the Company

(the "Common Stock"). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

     (b) Maximum Number of Shares That May Be Issued. There may be issued under the Plan pursuant to the exercise of Options granted after April 20, 1993 an aggregate of not more than 75,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below.

     (c) Rights With Respect to Shares. A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

     (a) The Option exercise price shall be the fair market value of the shares of Common Stock subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a share of Common Stock on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

     (b) The term of any Option shall be determined by the Board of Directors, but in no event shall any Option be exercisable more than ten years after the date on which it was granted.

     (c) As of the first business day after the conclusion of each annual meeting of stockholders of the Company, each Non-Employee Director shall automatically receive an Option for 1,000 shares of Common Stock; provided, however, that any Options granted under the Plan prior to any required approval by the stockholders of the Company shall be conditioned upon such approval.

     (d) Prior to stockholder approval of the Plan, the Option shall not be transferable by the optionee. Thereafter, the Option shall be transferable only by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by him.

     (e) The Option shall not be exercisable:

          (i) before the expiration of one year from the date it is granted or after the expiration of ten years from the date it is granted and, subject to prior stockholder approval in accordance with Paragraph 10 below, may be exercised during such period as follows: one-third (33 1/3 percent) of the total number of shares of Common Stock covered by the Option shall become exercisable each year beginning with the first anniversary of the date it is granted; provided that an Option shall automatically become immediately exercisable in full when the Non-Employee Director ceases to be a Non-Employee Director for any reason other than death;

          (ii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise; such payment shall be made

             (A) in United States dollars by cash or check, or

             (B) in lieu thereof, by tendering to the Company shares of Common Stock owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and the low sales prices of a share of Common Stock on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading, or

             (C) by a combination of United States dollars and shares of Common Stock as aforesaid; and

          (iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Director of the Company, except that

             (A) if such person shall cease to be such a Non-Employee Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person, at any time within one year of the date he ceased to be such a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5(e)(i) above), may exercise the Option with respect to any shares of Common Stock as to which he has not exercised the Option on the date he ceased to be such a Non-Employee Director; or

             (B) if any person to whom an Option has been granted shall die holding an Option that has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(e)(i) above), exercise the Option with respect to any shares of Common Stock as to which the decedent could have exercised the Option at the time of his death.

6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event (including without limitation the stock dividend to be paid by the Company on April 26, 1993), the number or kind of shares that may be issued under the Plan pursuant to subparagraphs 4(a) and 4(b) above shall be automatically adjusted to give effect to the occurrence of such event, and the number or kind of shares subject to, or the Option price per share under, any outstanding Option (including without limitation the Options to be granted on April 26, 1993) shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

7.  MISCELLANEOUS PROVISIONS.

     (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

     (b) A participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except, in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

     (c) No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state and other securities laws.

     (d) It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraph 5(e)(iii)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

     (e) The expenses of the Plan shall be borne by the Company.

     (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan and issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

     (g) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, the Plan, the terms and conditions of any agreement embodying awards of Options and any action taken under the Plan by the Company or the Board.

     (h) The masculine pronoun means the feminine and the singular means the plural wherever appropriate.

     (i) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options hereunder or any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable, provided, however, that (a) except as provided in Paragraph 6 above, the Board may not, without further approval by the stockholders of the Company in accordance with Paragraph 10 below, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, reduce the minimum Option exercise price described in subparagraph 5(a) above, extend the period during which Options may be granted or exercised under the

Plan or change the class of persons eligible to receive Options under the Plan; and (b) Paragraph 3 and subparagraphs 5(a) and 5(d) shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules under either of such laws. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

9. TERMINATION. The Plan shall terminate upon the earlier of the following dates or events to occur:

     (a) upon the adoption of a resolution of the Board terminating the Plan; or

     (b) December 31, 1999.

No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

10. STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of the Company for their approval. Except to the extent otherwise required by the Company's Restated Certificate of Incorporation or the Company's By-Laws, the stockholders shall be deemed to have approved the Plan if and when it is approved at a meeting of the stockholders by a majority of the voting power of the Voting Stock (all as defined in the Company's Restated Certificate of Incorporation) present in person or represented by proxy and entitled to vote at such meeting.

Amended and Restated
April 20, 1993

                            ALLEGHANY CORPORATION

                  PROXY FOR ANNUAL MEETING ON APRIL 22, 1994

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and John
E. Tobin proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, on Friday, April 22, 1994 at 2:00 p.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and on all other matters properly coming before the meeting.


                                                   Dated__________________, 1994

                                           _____________________________________
                                           Signature
                                           _____________________________________
                                           Signature

                                           Please sign exactly as your name or
                                           names appear hereon. For joint
                                           accounts, both owners should sign.
                                           When signing as executor,
                                           administrator, attorney, trustee or
                                           guardian, etc., please  give your
                                           full title.


   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

                                                               WITHHOLD
     A vote FOR items 1, 2 and 3       FOR all nominees        AUTHORITY
     is recommended by the Board   listed below (except as  to vote for all
     of Directors                  marked to the contrary)     nominees
                                            / /                  / /                                          FOR  AGAINST  ABSTAIN
P    1. Election of Directors                                               2. Approval of the Company's      / /    / /      / /
                                                                            Amended and Restated Directors'
R    John J. Burns, Jr.   Dan R. Carmichael   William K. Lavin              Stock Option Plan.
                                                                                                              FOR  AGAINST  ABSTAIN
O    Instruction: To withhold authority to vote for an individual           3. Ratification of appointment    / /    / /      / /
     nominee, write that nominee's name in the following space:             of KPMG Peat Marwick as
X                                                                           independent auditors for the
     ____________________________________________________________           year 1994.
Y

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED,
THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

      IMPORTANT--This proxy must be signed and dated on the reverse side.